EXHIBIT 12

               SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994, 1995 AND 1996
                            (DOLLARS IN THOUSANDS)

                                         1992      1993      1994       1995     1996
                                      ---------- -------- ---------- --------- --------
Income (loss) before provision
(benefit) for income taxes and
extraordinary items.................  $(5,840)   $   922  $(3,387)   $10,188   $ 8,067
Fixed charges(a)....................   12,997     12,852   25,418     39,253    84,314
                                      ---------- -------- ---------- --------- --------
Earnings available for fixed
charges.............................    7,157     13,774   22,031     49,441    92,381
Fixed charges.......................   12,997     12,852   25,418     39,253    84,314
                                      ---------- -------- ---------- --------- --------
Ratio of earnings to fixed charges .       --      1.1 x       --      1.3 x     1.1 x


   (a) Fixed charges consist of interest expense, which includes interest on all debt and amortization of debt discount, and deferred financing costs.